Exhibit 99.1

NEWS RELEASE                                                                                                  For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES                                                                               2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS                                           Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025                                                                  Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)                                                                            870-777-8821

CHAMPION PARTS, INC. REPORTS CONTINUED PROFITABILITY

FOR FIRST QUARTER ON HIGHER SALES

HOPE, Ark., May 16, 2005 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net income for the first quarter ended April 3, 2005 of $160,000, or $0.04 per share, compared to $335,000, or $0.09 per share for the same period in 2004.  Net sales increased to $5,813,000, compared to $5,468,000 in 2004.

“While we are pleased with our continued profitability,” said Jerry A. Bragiel, president and chief executive officer, “we are also especially encouraged with the 6.3% increase in net sales, mainly attributable to a stronger sales demand of constant velocity axle and carburetor product lines.”

The company’s operating income for the first quarter of 2005 increased to $305,000, compared to $231,000 in the first quarter of 2004, despite significantly higher prices paid for raw materials and products purchased that are petroleum based.

“On a comparable basis,” Bragiel continued, “our net income for the first quarter exceeded the 2004 first quarter by $75,000, reflecting our strong net sales performance.”  He noted that last year’s first quarter included the recognition of a $250,000 loan forgiveness, which was recorded as non-operating income.  The $250,000 City of Hope, Arkansas note was forgiven based upon the company meeting job expansion incentives.

“With the warmer months ahead”, Bragiel concluded, “the company is anticipating increased demand in its air conditioning products lines, which generally has been a strong and consistent contributor.”

The company also said it is pursuing other new products and markets for existing products, which include internal new product development as well as acquisition opportunities.

Separately, the company said that its Vice President and Chief Financial Officer, Richard W. Simmons, resigned to pursue other interests. The company is currently reviewing and interviewing candidates for the position.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

…more

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, new product development, market expansion and acquisitions.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Three Months April 3, 2005	Three Months March 28, 2004
Net Sales…………………………………………..	$5,813,000	$5,468,000
Costs and Expenses:
Cost of products sold…………………………	4,937,000	4,557,000
Selling, distribution & administrative………...	571,000	680,000
Total costs and expenses……………………….	5,508,000	5,237,000

Operating income………………………………...	305,000	231,000

Non-operating expense/(income):
Interest expense, net…………………………….	170,000	145,000
Other non-operating (income)…………………..	(43,000)	(254,000)
Total non-operating expense/(income)………….	127,000	(109,000)

Net income before income taxes…………………	178,000	340,000

Income taxes……………………………………	18,000	5,000

Net income………………………………………..	$ 160,000	$ 335,000

Weighted Average Common Shares Outstanding at April 3, 2005:
Basic………………………………………….	3,655,266	3,655,266
Diluted………………………………………..	3,753,371	3,756,252

Earnings Per Common Share - Basic:
Net income per common share – basic………….	$ 0.04	$ 0.09

Earnings Per Common Share - Diluted:
Net income per common share – diluted………...	$ 0.04	$ 0.09

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